Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Actinium Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	3,500,000	(2)	$9.03	(3)	$31,605,000	$147.60 per $1,000,000	$4,664.90

Total Offering Amounts							$31,605,000		$4,664.90
Total Fee Offsets (4)									$-
Net Fee Due									$4,664.90

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of common stock, par value $0.001 per share, as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable pursuant to unissued equity awards under the Actinium Pharmaceuticals, Inc. 2019 Plan, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per share of common stock as reported by NYSE American on March 25, 2024.

(4)	The Registrant does not have any fee offsets.